Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
April 24, 2015

Thank you, Steve and good morning everyone.

Yesterday, we announced our results for the first quarter of 2015. For the quarter, the Company reported revenues of more than $1.6 billion and Earning per Share of $1.13, compared to revenues and EPS of $1.5 billion and $1.42 last year. Last year’s first quarter results included $0.75 per share of earnings from the sale of leased railcars, compared to $0.18 per share from the sale of leased railcars in this year’s first quarter results. During the first quarter, our EPS excluding the sales of leased railcars reflected strong operating performance across most of our businesses.

During the first quarter, we invested approximately $300 million of net capital into several areas that we believe will produce attractive returns for the Company. We used our cash on hand to make these investments, resulting in a lower cash balance at the end of the quarter than at year-end. I will highlight a few of these investments now.

During the first quarter, the company repurchased 720,000 shares of its common stock for $25 million. This leaves $193.6 million of availability under our current authorization.

During the quarter, we exercised an early purchase option for one of our sale-leaseback transactions called TRL I, which was originally executed in 2001. This portfolio of leased railcars was previously reported off balance sheet. We paid approximately $120 million to acquire the portfolio of 2,800 railcars. The market value of these railcars, should we sell or secure them against future indebtedness, is well in excess of our purchase price, or their net book value. This investment reduces our financing costs, and increases our flexibility to refinance, or sell, the railcars at a later date. The purchase of these railcars is reflected in our leasing capital expenditures for the quarter. The reduction in rent expense associated with this purchase was included in our previous 2015 earnings guidance.

In addition to the purchase of the TRL I portfolio, we invested approximately $210 million in leased railcar additions to our own lease fleet during the quarter. This investment was partially offset by $157 million of leased railcar sales. Leased railcars remain a very good investment for us, offering attractive returns with strong cash flow while the railcars are in our fleet, and the opportunity for additional profit recognition from sales to third parties, including institutional investors.

Also during the first quarter, we acquired the assets of three lightweight aggregates plants in the Southern United States for $46 million. We continue to build out the lightweight aggregates platform within our Construction Products Group and now have an expanded presence in this market, extending from California to Alabama.

Finally, we invested $54 million in capex during the quarter across a number of our manufacturing businesses and at the corporate level.

We did not add any debt during the first quarter, and in fact, repaid approximately $70 million.

At the end of the first quarter, our available liquidity stood at approximately $1.40 billion. Shortly after the close of the quarter, our liquidity position was further enhanced to $1.67 billion with the increase in our leasing warehouse facility from $475 million to $1 billion. In addition to increasing the facility, we extended its maturity to three years, a year longer than the traditional two years, providing us enhanced flexibility to finance our record $2.3 billion backlog of leased railcars and future lease originations. Our warehouse facility provides us with a low-cost and flexible source of financing between the time of production and the ultimate sale or financing of the leased railcars.

As provided in our press release yesterday, our updated guidance for 2015 annual EPS is $4.10 to $4.45. We expect the level of quarterly EPS to be relatively consistent throughout the remainder of the year.

Our earnings outlook for 2015 reflects the positive momentum we are experiencing in our businesses. We remain very well positioned with a combined $7.8 billion backlog in our railcar, inland barge, and wind towers businesses. At the same time, our businesses are navigating through some uncertainties that could impact our performance in 2015, one of which is the price of oil.

Our guidance also includes earnings from the sale of leased railcars. As I said previously, these earnings totaled $0.18 per share during the first quarter, and includes profit recorded in the Rail and Leasing Groups. Earnings generation from the sale of leased railcars is expected to be a normal part of our business model going forward.

In 2015, as Steve mentioned, we expect our Rail Group to deliver between 33,000 and 34,500 railcars during the year, an increase from our previous guidance range. This will result in total revenues for the Rail Group of between $4.3 billion and $4.5 billion and an expected operating margin of 18% to 19%.

We expect our Leasing Group to record 2015 operating revenues, which excludes leased railcar sales, of $690 million to $710 million, with operating profit from operations of $315 million to $335 million.

Our 2015 guidance includes approximately $1 billion of sales of leased railcars to Element, which will fulfill the $2 billion strategic railcar alliance that we began in December 2013. This total was $127 million in the first quarter, bringing the cumulative total to $1.1 billion. As we previously stated, we expect the timing of the sales to Element to be more weighted toward the second half of the year.

In 2015, we anticipate the Leasing Group will report proceeds from sales of leased railcars from the lease fleet of approximately $685 million to $710 million with profit of $160 million to $175 million. This compares to our previous annual guidance ranges of $430 million to $450 million and $115 million to $130 million, respectively. Our guidance includes sales of leased railcars to Element and other third parties. While the guidance for the level of leased railcar sale activity reported in the Leasing Group has increased, the total level of leased railcar sales and profit in 2015, which includes leased railcars sold directly from the Rail Group, is substantially unchanged from our previous guidance. The level of interest in acquiring leased railcars remains high among institutional investors.

We expect our Construction Products Group to record 2015 revenues of $540 million to $560 million with an operating margin of 8.5% to 9.5%. We continue to experience headwinds associated with ongoing ET-Plus litigation and uncertainty around highway funding at the federal and state levels, but are pleased with the performance and opportunities within our aggregates businesses. Our 2015 guidance now incorporates the lightweight aggregates acquisition that we made in the first quarter.

Our Inland Barge Group is expected to report 2015 revenues of $675 million to $700 million with an operating margin of 14% to 15%. As Bill mentioned, there is softness in demand for tank barges, but a strengthening in demand for hopper barges, which has increased the backlog and provided better production visibility through the end of 2015.

We expect our Energy Equipment Group to generate 2015 revenues of $1.1 billion to $1.2 billion with an operating margin of 11% to 12%. This includes a full year of operating results from the 2014 acquisition of the assets of Meyer Steel Structures.

Corporate expenses are expected to range from $110 million to $125 million during 2015, which includes ongoing expenses related to the federal highway litigation and related matters.

In 2015, we now expect to eliminate between $820 million and $870 million of revenue and defer between $150 million and $170 million of operating profit due to the addition of new railcars to our lease fleet, and the timing of new leased railcars manufactured by the Rail Group that are expected to be sold to institutional investors. We expect these eliminations to be slightly more weighted toward the first half of the year. As a reminder, we eliminated $259 million of revenue and deferred $48 million of profit in the first quarter. We expect to eliminate between $375 million and $395 million of revenues from other intercompany transactions during the year.

Our annual EPS guidance also includes the following assumptions:
•A tax rate of approximately 33.5%, though this rate could vary quarter-to-quarter;
•The deduction of between $30 million and $35 million of non-controlling earnings due to our partial ownership in TRIP and RIV 2013;
•A reduction of 15 cents per share due to the two class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement; and
•The dilutive impact from the convertible notes as disclosed in yesterday’s press release

As it pertains to cash flow, we expect the annual net cash investment in new railcars in our lease fleet to be between $105 million and $125 million in 2015, after considering the expected proceeds received from leased railcar sales during the year and the purchase of TRL I. During the second quarter, we expect to pre-pay in full approximately $340 million of leasing debt that we issued in 2008, known as TRL VI, which is secured by a diversified portfolio of 8,700 railcars. As a result, we will lower financing costs and create flexibility to use this portfolio of railcars in future financings or sales to institutional investors. The market value of the railcars in this portfolio is well above the loan amount. This loan repayment was included in our previous earnings guidance.

Full-year manufacturing and corporate capital expenditures for 2015 are expected to be between $250 million and $300 million.

We have significant cash on hand and access to capital through our committed lines of credit at both the corporate and leasing levels.  As we have said previously, current economic conditions could present opportunities to make acquisitions at favorable valuations that add long-term value to the company.

The upper end of our EPS guidance range reflects our goal of achieving a higher level of earnings in 2015. We recognize the importance of sustainable earnings growth and the Company’s business model is aligned with that goal. Our firm backlogs provide us with production visibility in our major businesses and our balance sheet is strong. We are well positioned in 2015.

As we prepare for our question and answer session, please note that Theis’ remarks today pertaining to the ET Plus litigation were very thorough. More detail can be found in Note 18 of our Form 10-Q that we will file later today. We will not comment further on the litigation, so we ask that your questions today focus on our operations.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --